Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC REPORTS 2009 FOURTH QUARTER RESULTS

Fourth quarter highlights:

•     Net sales of $356.7 million – up 15.1% vs. previous quarter

•     Gross profit of $53.0 million – 14.9% of net sales

•     Operating cash flow of $19.4 million

•     Cash and investment balances of approximately $1 billion

•     Completed acquisition of solar developer SunEdison

St. Peters, MO, February 3, 2010 – MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the quarter and year ended December 31, 2009.

Net sales for the fourth quarter were $356.7 million, representing an increase of 15.1% from third quarter 2009 net sales of $310.0 million, and a decrease of 16.2% from fourth quarter 2008 net sales of $425.7 million.

Gross profit in the quarter was $53.0 million, or 14.9% of net sales, compared to $20.5 million, or 6.6% of net sales, in the 2009 third quarter and $193.0 million, or 45.3% of net sales, in the 2008 fourth quarter.

Fourth quarter 2009 operating expenses were $64.0 million or 17.9% of sales, compared to $87.2 million, or 28.1% of sales, in the 2009 third quarter, and $28.2 million, or 6.6% of sales, in the 2008 fourth quarter.

The company reported an operating loss of $11.0 million during the quarter, compared to an operating loss of $66.7 million in the 2009 third quarter and operating income of $164.8 million in the 2008 fourth quarter.

MEMC’s net loss for the fourth quarter was $7.1 million, or $0.03 per share, compared to a net loss of $64.6 million, or $0.29 per share in the 2009 third quarter and net income of $70.3 million, or $0.31 per share, in the 2008 fourth quarter.

The 2009 results above include transaction expenses of $2.5 million associated with the company’s acquisition of SunEdison as well as SunEdison’s operational results from November 20, 2009 through December 31, 2009.

“The fourth quarter marked the third sequential quarterly improvement in revenue as we continue to recover from the economic downturn,” said Ahmad Chatila, MEMC’s Chief Executive Officer. “Pricing pressure has moderated, product volumes continued to increase and our efforts to improve our competitive positioning are working.”

Segment Operating Results

On November 20, 2009, MEMC completed the acquisition of SunEdison, a solar energy solutions provider. As a result, for 2009, the company operated in two reportable segments: Materials Business (historical MEMC business) and SunEdison.

Materials Business Operating Results

Sales for the fourth quarter were $352.9 million, an increase of 13.8% from third quarter 2009 net sales of $310.0 million, and a decrease of 17.1% from fourth quarter 2008 net sales of $425.7 million. The sequential increase in sales was primarily the result of significantly higher wafer volumes for both semiconductor and solar applications.

Gross profit in the quarter was $51.9 million, or 14.7% of net sales, compared to $20.5 million, or 6.6% of net sales, in the 2009 third quarter and $193.0 million, or 45.3% of net sales, in the 2008 fourth quarter. The sequential increase in gross profit was primarily the result of higher volumes and improved operating performance.

Fourth quarter 2009 operating expenses of $52.5 million, or 14.9% of sales, includes $5.4 million of cost associated with the startup of the Ipoh, Malaysia facility and higher sales and customer freight expense relative to Q3 2009. This compared to $87.2 million, or 28.1% of sales, in the 2009 third quarter, which included restructuring and impairment charges of $39.7 million and $4.5 million of cost associated with the startup of the Ipoh facility.

The segment reported an operating loss of $0.6 million during the quarter, compared to an operating loss of $66.7 million in the 2009 third quarter and operating income of $164.8 million in the 2008 fourth quarter.

SunEdison Business Operating Results (11/20/2009-12/31/2009)

Net sales for the period from November 20 through December 31 were $3.8 million. Gross profit was $1.1 million, or 28.9% of net sales. Operating expenses for the period were $11.5 million, and operating loss for the period was $10.4 million. During the period, 13 megawatts were installed and interconnected, with the majority of the associated revenue and profits to be recognized in future periods.

Capital Position

During the fourth quarter, the company generated operating cash flow of $19.4 million, compared to $11.8 million in the 2009 third quarter.

Capital expenditures for the fourth quarter totaled $101.6 million, including $28.0 million for SunEdison related project construction.

Free cash consumed (defined by MEMC as operating cash flow minus capital expenditures, plus net inflows associated with non-recourse SunEdison project financing) was $19.7 million. See the reconciliation table included with the financial statement tables at the end of this press release.

MEMC ended the fourth quarter with cash and investment balances of $1,074.6 million. In addition, non-recourse SunEdison long-term debt was $382.9 million, which relates to $334.3 million of solar energy system assets.

Outlook

The company will provide its 2010 financial guidance in a press release to be issued at approximately 8:30 a.m. ET tomorrow morning, February 4, prior to the company’s Capital Markets Day in New York. At the meeting, the company will review its outlook for 2010 and provide business reviews of its new 2010 reportable segments of Solar Materials, Semiconductor Materials, and SunEdison businesses.

Conference Call

MEMC will host a conference call today, February 3 at 5:30 p.m. ET to discuss the company’s fourth quarter and full year 2009 results and related business matters. A live webcast will be available on the company’s web site at www.memc.com.

A replay of the conference call will be available from 7:30 p.m. ET on February 3 until 11:59 p.m. ET on February 10. To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 142912. A replay will also be available until 11:59 p.m. ET on February 10 on the company’s web site at www.memc.com.

MEMC will also host a Capital Markets Day in New York City tomorrow, February 4 for financial analysts and institutional investors. Interested parties are invited to listen to the event via a live internet broadcast on the company’s website at www.memc.com beginning at 9:00 a.m. Eastern Time.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. With the recent acquisition of SunEdison, MEMC is also a developer of solar power projects and North America’s largest solar energy services provider.

MEMC has been a pioneer in the design and development of silicon wafer technologies for 50 years. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.

MEMC’s common stock is listed on the New York Stock Exchange under the symbol “WFR” and is included in the S&P 500 Index. For more information about MEMC, please visit www.memc.com.

Contact:

Bill Michalek

Director, IR & Corporate Communications

MEMC Electronic Materials, Inc.

(636) 474-5443

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; In millions, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net sales	$356.7	$310.0	$425.7	$1,163.6	$2,004.5
Cost of goods sold	303.7	289.5	232.7	1,035.5	999.7

Gross profit	53.0	20.5	193.0	128.1	1,004.8

Operating expenses:
Marketing and administration	52.4	37.2	17.3	161.9	106.5
Research and development	10.6	10.3	10.2	40.4	40.8
Restructuring and impairment costs	1.0	39.7	0.7	53.0	4.3

Operating (loss) income	(11.0)	(66.7)	164.8	(127.2)	853.2

Non-operating (income) expense:
Interest expense	3.1	0.4	0.4	4.0	1.8
Interest income	(4.1)	(4.9)	(11.1)	(26.5)	(46.4)
(Increase) decline in fair value of warrant	(1.7)	6.3	61.2	(5.4)	292.5
Other, net	(1.3)	0.2	9.7	0.9	20.3

Total non-operating (income) expense	(4.0)	2.0	60.2	(27.0)	268.2

(Loss) income before income tax (benefit) expense and equity in earnings of joint venture	(7.0)	(68.7)	104.6	(100.2)	585.0
Income tax (benefit) expense	(7.3)	(6.3)	35.4	(42.2)	195.4

(Loss) income before equity in earnings of joint venture	0.3	(62.4)	69.2	(58.0)	389.6
Equity in earnings of joint venture, net of tax	(6.0)	(2.5)	—	(11.8)	—

Net (loss) income	(5.7)	(64.9)	69.2	(69.8)	389.6
Net loss (income) attributable to noncontrolling interests	(1.4)	0.3	1.1	1.5	(2.2)

Net (loss) income attributable to MEMC stockholders	$(7.1)	$(64.6)	$70.3	$(68.3)	$387.4

Basic (loss) income per share	$(0.03)	$(0.29)	$0.31	$(0.30)	$1.71
Diluted (loss) income per share	$(0.03)	$(0.29)	$0.31	$(0.30)	$1.69

Weighted-average shares used in computing basic (loss) income per share	225.3	223.6	224.5	224.0	226.9
Weighted-average shares used in computing diluted (loss) income per share	225.3	223.6	225.1	224.0	228.6

RESULTS BY REPORTABLE SEGMENT
	Three Months Ended			Twelve Months Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net Sales
Materials Business	$352.9	$310.0	$425.7	$1,159.8	$2,004.5
SunEdison	3.8	—	—	3.8	—

Consolidated net sales	$356.7	$310.0	$425.7	$1,163.6	$2,004.5

Operating (loss) income
Materials Business	$(0.6)	$(66.7)	$164.8	$(116.8)	$853.2
SunEdison	(10.4)	—	—	(10.4)	—

Consolidated operating (loss) income	$(11.0)	$(66.7)	$164.8	$(127.2)	$853.2

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$632.7	$988.3
Restricted cash	37.4	—
Short-term investments	85.9	148.4
Accounts receivable, net	173.3	197.3
Inventories	160.8	81.3
Income taxes receivable	72.5	—
Prepaid and other current assets	87.0	38.9

Total current assets	1,249.6	1,454.2

Investments	297.6	284.7
Property, plant and equipment, net	1,457.7	1,041.2
Deferred tax assets, net	95.3	69.7
Customer warrant	19.2	13.8
Restricted cash	21.0	—
Other assets	96.0	73.1
Goodwill & intangibles	321.6	—

Total assets	$3,558.0	$2,936.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt & capital leases	$34.4	$6.1
Accounts payable	219.3	162.4
Accrued liabilities	106.8	67.5
Accrued wages and salaries	39.2	31.7
Customer deposits	83.6	187.0
Income taxes payable	22.5	17.9

Total current liabilities	505.8	472.6

Long-term debt & capital leases, less current portion	379.2	26.1
Pension and post-employment liabilities	46.6	46.3
Deferred revenue	106.3	88.8
Other liabilities	313.3	186.1

Total liabilities	1,351.2	819.9

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—
Common stock	2.4	2.3
Additional paid-in capital	507.4	425.6
Retained earnings	2,079.1	2,147.1
Accumulated other comprehensive income (loss)	33.0	(55.6)
Treasury stock	(453.3)	(437.4)

Total MEMC stockholders’ equity	2,168.6	2,082.0
Noncontrolling interests	38.2	34.8
Total stockholders’ equity	2,206.8	2,116.8

Total liabilities and stockholders’ equity	$3,558.0	$2,936.7

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; In millions)

	Three Months Ended			Twelve Months Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Cash flows from operating activities:
Net (loss) income	$(5.7)	$(64.9)	$69.2	$(69.8)	$389.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34.4	32.3	28.4	124.0	104.0
Stock-based compensation	9.9	8.4	(5.6)	36.5	28.5
Impairment costs	—	24.6	—	24.6	1.1
Decrease (increase) on fair value of warrant	(1.7)	6.3	61.2	(5.4)	292.5
Pension and post-employment liabilities	0.2	(0.2)	(4.3)	(1.4)	(72.4)
Working capital and other	(17.7)	5.3	(25.9)	(75.5)	(102.8)

Net cash provided by operating activities	19.4	11.8	123.0	33.0	640.5

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	(188.5)	—	—	(188.5)	—
Proceeds from sales and maturities of available for sale investments	140.7	17.5	107.9	272.5	485.5
Purchases of available for sale investments	—	—	(68.4)	(10.9)	(517.3)
Purchases of cost and equity method investments	(50.7)	(71.0)	—	(121.7)	—
Capital expenditures	(73.6)	(53.1)	(60.9)	(225.4)	(303.2)
Construction of solar energy systems	(28.0)	—	—	(28.0)	—
Other	2.1	—	—	2.2	—

Net cash used in investing activities	(198.0)	(106.6)	(21.4)	(299.8)	(335.0)

Cash flows from financing activities:
Net proceeds from (repayments of) customer deposits related to long-term supply agreements	(0.2)	(10.1)	—	(90.4)	138.0
Principal payments on long-term debt	(42.8)	—	(3.1)	(46.0)	(6.0)
Proceeds from financing and capital lease obligations	78.1	—	—	78.1	—
Repayments of financing and capital lease obligations	(15.6)	—	—	(15.6)	—
Dividend to noncontrolling interest	—	—	—	—	(3.2)
Excess tax benefits from stock-based payment arrangements	—	0.1	—	0.3	19.0
Common stock repurchased	—	—	(35.5)	(15.8)	(321.0)
Proceeds from issuance of common stock	0.1	0.1	0.1	0.7	19.9
Debt financing fees	(3.0)	—	—	(3.0)	—

Net cash provided by (used in) financing activities	16.6	(9.9)	(38.5)	(91.7)	(153.3)

Effect of exchange rate changes on cash and cash equivalents	2.5	7.0	(7.1)	2.9	(23.2)

Net (decrease) increase in cash and cash equivalents	(159.5)	(97.7)	56.0	(355.6)	129.0
Cash and cash equivalents at beginning of period	792.2	889.9	932.3	988.3	859.3

Cash and cash equivalents at end of period	$632.7	$792.2	$988.3	$632.7	$988.3

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

As of and for the Quarterly Period Ending December 31, 2009

(Unaudited; In millions)

SUMMARY OF GAAP DEBT OUTSTANDING

December 31, 2009
Consolidated
Materials Business – Japanese bank debt	$25.5
SunEdison – debt	5.2
SunEdison – non-recourse system financing debt and capital lease obligations	382.9

Total	$413.6

NON-GAAP RECONCILIATION OF FREE CASH FLOW

	Three Months Ended
	December 31, 2009	December 31, 2008
Net cash provided by operating activities	$19.4	$123.0
Capital expenditures	(73.6)	(60.9)
Construction of solar energy systems	(28.0)	—
Proceeds from financing and capital lease obligations	78.1	—
Repayments of financing and capital lease obligations	(15.6)	—

Free cash flow	$(19.7)	$62.1

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided a non-GAAP financial measure for free cashflows which we believe is useful to help investors better understand the capital intensity of our business including our project financing operations. In addition to other key performance indicators, we evaluate the performance of the solar project business on the cash generation abilities of the projects which are typically financed at the inception of the leases resulting in a gain on sale that is deferred and not immediately included in net income. Any non-GAAP measure should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings.